Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of Safe and Green Development Corporation of our report dated August 12, 2025, relating to the audit of the financial statements of Resource Group US Holdings LLC as of December 31, 2024 and 2023, and for the two-year period ended December 31, 2024, which appeared in Safe and Green Development Corporation's Current Report on Form 8-K filed on August 12, 2025.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

September 26, 2025